Exhibit 99.1

LMP Capital and Income Fund Inc. Announces Investment Policy Change

New York, NY, October 16, 2014

LMP Capital and Income Fund Inc. (NYSE: SCD) today announced a change to its investment policy guidelines. At a recent meeting, the Board of Directors of the Fund approved management’s recommendation to permit the Fund to invest without limit in both energy and non-energy master limited partnerships (“MLPs”), so long as no more than 25% of the Fund’s total assets are invested in MLPs that are treated as qualified publicly traded partnerships (“QPTPs”). The proposed 25% QPTP limitation is generally not applicable to MLPs that are not energy- or commodity-focused, such as, for instance, finance-related partnerships, as these types of MLPs are generally not treated as QPTPs for tax purposes.

QPTPs are publicly-traded partnerships that earn more than 10% of their gross income and gains from the exploration, development, mining or production, processing, refining, transportation, or the marketing of any mineral or natural resource, industrial source carbon dioxide, or the transportation or storage of certain fuels as well as income from certain other categories such as real estate and commodities.

In recommending this change, management noted its belief that implementing the change would be beneficial to the Fund and its shareholders as, among other things, it would likely increase the Fund’s investable universe and enable the Fund’s investment manager additional investment flexibility, while continuing to permit the Fund to qualify as a regulated investment company for tax purposes. This change in the Fund’s investment policies is effective immediately.

An investment in the Fund is subject to investment risk, including the possible loss of the entire amount that you invest. The value of the Fund’s portfolio securities may move up or down, sometimes rapidly and unpredictably. At any point in time, your Common Stock may be worth less than your original investment.

Much of the benefit the Fund may derive from its investment in equity securities of MLPs is a result of MLPs generally being treated as partnerships for U.S. federal income tax purposes. Partnerships do not pay U.S. federal income tax at the partnership level. Rather, each partner of a partnership, in computing its U.S. federal income tax liability, will include its allocable share of the partnership’s income, gains, losses, deductions and expenses. A change in current tax law, or a change in the business of a given MLP, could result in an MLP being treated as a corporation for U.S. federal income tax purposes, which would result in such MLP being required to pay U.S. federal income tax on its taxable income. The classification of an MLP as a corporation for U.S. federal income tax purposes would have the effect of reducing the amount of cash available for distribution by the MLP and causing any such distributions received by the Fund to be taxed as dividend income to the extent of the MLP’s current or accumulated earnings and profits. Thus, if any of the MLPs owned by the Fund were treated as corporations for U.S. federal income tax purposes, the after-tax return to the Fund and its shareholders with respect to the Fund’s investment in such MLPs would be materially reduced, which could cause a substantial decline in the value of the Fund’s Common Stock.

The Fund is a non-diversified, closed end management investment company. The Fund’s investment objective is total return with an emphasis on income.

The Fund will vary its allocation between equity and fixed income securities depending on ClearBridge Investments, LLC’s (“ClearBridge”) view of economic, market or political conditions, fiscal and monetary policy and security valuation. Depending on ClearBridge’s view of these factors, which may vary from time to time, ClearBridge may allocate substantially all of the investments in the portfolio to equity securities or fixed income securities.

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager. Investment sub-advisory services are provided by ClearBridge, Western Asset Management Company (“Western Asset”) and Western Asset Management Company Limited (“Western Asset Limited”). LMPFA, ClearBridge, Western Asset and Western Asset Limited are wholly owned subsidiaries of Legg Mason, Inc. (“Legg Mason”). LMPFA delegates to the subadvisers the day-to-day portfolio management of the Fund. ClearBridge provides investment advisory services to the Fund by both determining the allocation of the Fund’s assets between equity and fixed-income investments and performing the day-to-day management of the Fund’s investments in equity securities. Western Asset and Western Asset Limited provide advisory services to the Fund by performing the day-to-day management of the Fund’s fixed-income investments.

All data and commentary provided in this press release are for informational purposes only. Legg Mason, Inc. and its affiliates do not engage in selling shares of the Fund.

For more information about the Fund, please call 1-888-777-0102 or consult the Fund’s website at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Contact Information:

Media:

Maria Rosati

(212) 805-6036

mrosati@leggmason.com